LEASE AGREEMENT

(792-794 Hartford Turnpike, Shrewsbury, Massachusetts)

           THIS LEASE AGREEMENT (this "Lease") is made this 1st day of March, 2000 (the "Effective Date"), by and between TREC, LLC, a Massachusetts limited liability company (hereinafter called "Landlord"), and NATIONSRENT USA, INC., a Delaware corporation, and/or its assigns (hereinafter called "Tenant").

W I T N E S S E T H:

           Landlord, for and in consideration of the rentals herein promised to be paid by Tenant and the covenants, conditions and agreements herein contained to be kept and performed by Tenant, does hereby let and rent to Tenant, and Tenant does hereby take and lease as Tenant of Landlord, the premises hereinafter described for the term, at the rental and upon the terms and conditions hereinafter set forth:

SECTION 1
PARTIES

           1.1 Landlord. Landlord warrants that it owns the Premises and has full right and power to execute and deliver this Lease without the consent or agreement of any other person, and that those persons executing this Lease on behalf of Landlord have the authority and power to execute this Lease on Landlord's behalf and deliver this Lease to Tenant.

           1.2 Tenant. Tenant warrants that Tenant has full right and power to execute and deliver this Lease without the consent or agreement of any other person, and that those persons executing this Lease on behalf of Tenant have the authority and power to execute this Lease on Tenant's behalf and deliver this Lease to Landlord.

SECTION 2
PREMISES

           2.1 Description. The premises herein leased (hereinafter called the "Premises") are legally described in Exhibit "A" attached hereto and made a part hereof. The Premises also include the building(s) and improvements located upon the land area described in Exhibit "A" and all rights appurtenant thereto. The Premises are located at 792-794 Hartford Turnpike, Shrewsbury, Massachusetts 01545.

           2.2 Quiet Enjoyment. Landlord agrees to warrant and defend Tenant in the quiet enjoyment and possession of the Premises during the term of this Lease so long as Tenant complies with the provisions hereof.

           2.3 Certain Definitions. Certain terms used in this Section with an initial capital letter are defined as follows:

                     (a) The term "Delivery Date" shall mean the date that (i) exclusive possession of the Premises is delivered to Tenant with all of landlord's work as defined in Section 2.4 herein and as set forth on Exhibit "B" hereof completed ("Landlord's Work"); and (ii) Landlord has obtained and delivered to Tenant a duly executed "Non-Disturbance Agreement" (as hereinafter defined) from all lenders having a lien or security interest on the Premises as required under Section 11.15 hereof.

                     (b) The term "Estimated Delivery Date" shall mean May l, 2000.

                     (c) The term "Outside Delivery Date" shall mean one (1) year after the Effective Date.

           2.4 Landlord's Work. Landlord shall construct, improve, subdivide or finish out the Premises in accordance with Exhibit "B", attached hereto. Landlord, at Landlord's sole cost and expense, has caused to be prepared and delivered to Tenant for Tenant's approval two (2) sets of plans and specifications ("Plans") for Landlord's Work. Tenant's approval shall be evidenced by Tenant causing one (1) set of such Plans to be initialed on its behalf and returned to Landlord ("Approved Plans").

           2.5 Delivery Date. Landlord estimates that the Delivery Date will occur on or before the Estimated Delivery Date. Landlord agrees to use diligent efforts to deliver possession of the Premises to Tenant, with Landlord's Work completed, by the Estimated Delivery Date; and Landlord agrees to apprise Tenant of any delays respecting the Delivery Date. If the Delivery Date has not occurred by the Outside Delivery Date, subject to a Force Majeure Event, such failure shall be an Event of Default under Section 10.4 of this Lease entitling Tenant to exercise all of its rights and remedies thereunder and, in addition, Tenant shall have the right and option (in addition to all other remedies available at law, in equity or hereunder) to terminate this Lease any time thereafter upon written notice thereof given to Landlord prior to the Delivery Date actually occurring.

           2.6 Commencement of Construction. If Landlord shall not have (i) obtained all governmental permits and approvals required for Landlord's Work and (ii) commenced the construction and/or renovation of the Premises in accordance with the Approved Plans within thirty (30) days of the Effective Date, then, at any time thereafter, but prior to Landlord having obtained such permits and approvals and commenced such work, Tenant shall have the right, in addition to all other remedies, to terminate this Lease by giving Landlord written notice thereof.

           2.7 Force Majeure. If the performance by Landlord of any of its obligations in this Article 2 is delayed by reason of the act or neglect of Tenant or act of God, riot, insurrection, war, catastrophe or act of the public enemy (collectively "Force Majeure Events"), then the period for commencement or completion thereof shall be extended for a period equal to such delay, provided that Landlord has given Tenant written notice of the occurrence of the Force Majeure Event within a reasonable time after the occurrence of such event and the notice specifies the amount of the anticipated delay.

           2.8 Punch List. Tenant's occupancy of the Premises shall not constitute acceptance thereof, but, as soon as practicable thereafter after the Delivery Date, Tenant shall provide Landlord with a list of items still to be completed by Landlord (the "Punch List"). Landlord shall, with reasonable diligence, commence to complete or correct the Punch List items, which shall be completed within a reasonable time thereafter not to exceed thirty (30) days. Nothing herein shall be deemed to diminish Landlord's obligation to make any repairs (including, without limitation, remedying any latent defects in Landlord's Work) as required by Section 5.4 hereof.

SECTION 3
TERM; OPTION TO EXTEND

           3.1 Lease Commencement Date. The term of this Lease (the "Term") shall commence as of the Effective Date (the "Lease Commencement Date"), and shall terminate on the date which is the last day of the month preceding the fifteenth (15th) anniversary date of the Lease Commencement Date unless extended by Tenant in accordance with any extension option contained in this Lease or any rider thereto or unless terminated at an earlier date in accordance with the provisions of this Lease. Landlord shall give Tenant possession of the Premises on the Lease Commencement Date.

           3.2 Extension Terms. Tenant shall have the right to extend the Term of this Lease for two (2) additional terms of five (5) years each (the "Extension Terms" or individually an "Extension Term") in its sole discretion upon delivering written notice to the Landlord of its intent to exercise this option to extend not less than ninety (90) days before the expiration date of the initial Term or of any previously exercised Extension Term of this Lease. If Tenant exercises any of the Extension Terms in the manner provided for in this paragraph then the Lease shall terminate five (5) years after the initial expiration period or the end of the previously exercised Extension Term unless a subsequent Extension Term is exercised, and all provisions of this Lease shall be applicable to the Extension Terms. As used herein, the reference to "Term" shall include the Lease Term and as extended by all Extension Terms.

           3.3 Prorations. If any payments, rights or obligations hereunder (whether relating to payment of rent, taxes, insurance, other impositions, or to any other provision of this Lease) relate to a period in part before the Lease Commencement Date or in part after the date of expiration or termination of the term, appropriate adjustments and prorations shall be made.

           3.4 Surrender at End of Term. Upon the last day of the lease Term or upon the earlier termination of this Lease pursuant to the provisions hereof and irrespective of when and how such termination occurs, Tenant shall surrender and deliver to Landlord the Premises, all buildings and improvements thereon, other than Tenant's Property, without delay, broom clean and in good order, condition and repair, reasonable wear and tear and damage due to insured casualty excepted, whereupon Tenant shall have no further right, title or interest in and to said Premises, subject to the other terms of this Lease. Any trade fixtures, business equipment, inventory, trademarked items, signs and other removable personal property located or installed in or on the Premises ("Tenant's Property") shall be removed by Tenant on or before the last day of the lease Term or upon the earlier termination of this Lease pursuant to the provisions hereof, and Tenant shall repair any damage occasioned by the removal of Tenant's Property. Landlord may remove and dispose of any of Tenant's Property remaining at the Premises after the expiration or termination of this Lease at Tenant's expense.

SECTION 4
RENT

           4.1 Rent. Commencing on the Lease Commencement Date, Tenant covenants and agrees to pay to Landlord in lawful money of the United States of America, during each lease year, an annual rental in the amount of Two Hundred Forty Thousand and No/ 100 Dollars ($240,000.00) (the "Rent") payable in equal monthly installments of Twenty Thousand and No/100 Dollars ($20,000.00) each, in advance on or before the first day of each and every calendar month during the Term of this Lease. Commencing on the Delivery Date (as defined in Section 2.3 hereof), the Rent previously referenced in this Lease shall be deleted and, in lieu thereof, the Rent shall be calculated by taking the actual costs incurred by Landlord to purchase the Premises (i.e., the cost of the building and the land, which amount Landlord represents is $585,000.00) and adding thereto the cost incurred in by Landlord in connection with renovating the Premises to convert the Premises into a NationsRent store in accordance with Section 2.4 hereof and taking this sum and multiplying it by the Cap Rate (as hereinafter defined) to arrive at the per annum rent figure for the Lease Term, but in no event shall the total costs of the purchase of the Premises and renovation by Landlord exceed $2,585,000.00; subject, however, to the addition of Change Orders approved by Tenant in accordance with Exhibit "B". Landlord shall provide to Tenant a copy of the closing statement for the purchase of the Premises, invoices and receipts for the renovations and such other reasonable documentation requested by Tenant. The Cap Rate for the initial five (5) years of the Lease Term shall be 11.5% per annum. Landlord represents to Tenant that the interest rate in Landlord's mortgage encumbering the Premises ("Mortgage Rate") is currently 8.5% per annum and that the Mortgage Rate is subject to increase by Landlord's mortgagee once every five (5) years. Accordingly, if Landlord's existing mortgagee increases the Mortgage Rate, then Tenant's Cap Rate shall also increase by the same percentage point increase but Tenant's Cap Rate shall not increase by more than two (2) percentage points once every five (5) year period ("ceiling"). By way of example, if Landlord's mortgagee increases Landlord's Mortgage Rate by one (1) percent to 9.5% per annum, then Tenant's Cap Rate shall be adjusted to 12.5% per annum [i.e.-one (1) percentage point]. Should Landlord's Mortgage Rate decrease, then Tenant's Cap Rate shall also decrease by the same percentage point decrease, but in no event shall Tenant's Cap Rate decrease to a rate less than 11.5% per annum ("floor"). Prior to any adjustment in the Cap Rate, Landlord shall provide Tenant with reasonable documentation showing the adjustment in the Mortgage Rate, the recalculation of the Cap Rate and the recalculation of the Rent for the next five (5) year period. The increase or decrease in the Rent, as the case may be, shall be retroactive to the date the Mortgage Rate was adjusted (provided that the Cap Rate shall only be adjusted once every five (5) years throughout the Lease Term and all extensions thereof and subject to the ceiling and floor on the Cap Rate as described herein). If Landlord refinances its current mortgage on the Premises with a bona fide third party lender, then the provisions of this paragraph shall continue to apply including the limitation on adjustment of the Cap Rate once every five (5) years during the Term and subject to the ceiling and the floor as provided herein. The Rent shall be payable in equal monthly installments in advance on or before the first day of each and every calendar month of the Term of this Lease. The Rent shall be paid in addition to and over and above all other payments to be made by Tenant herein. The first lease year shall be a full year commencing on the Lease Commencement Date and each following lease year shall be an annual period commencing on the anniversary date of the Lease Commencement Date. Appropriate proration shall be made if the Lease Commencement Date is not on the first day of a calendar month, or if the date of termination of the lease is not on the last day of a calendar month. In addition, upon the occurrence of the Delivery Date and the determination of the Rent as set forth in this Section 4.1, payment of the recalculated Rent shall be retroactive to the Delivery Date and the appropriate proration shall be made if the Delivery Date is not the first day of a calendar month. The parties shall execute, acknowledge and deliver to each other the written statement attached hereto as Exhibit "C" specifying the Delivery Date and the Rent payable by Tenant hereunder. Further, upon request of either party, the parties shall re-execute the written statement after any adjustment in the Rent hereunder.

           4.2 Taxes.

                     (a) Tenant shall be responsible for the payment of all real property taxes and assessments ("Real Estate Taxes") levied against the Premises by any governmental or quasi-governmental authority, which are due and payable during the Term hereof, except as set forth herein. Real Estate Taxes shall include any taxes, assessments, surcharges, or service or other fees of a nature not presently in effect which shall hereinafter be levied on the Premises as a result of the use, ownership or operation of the Premises or for any other reason, whether in lieu of or in addition to any current real estate taxes and assessments. Any special assessments will be amortized over the maximum period allowed by law or applicable tax rules, whichever is longer, and Real Estate Taxes will include only the prorated and amortized amount, which becomes due during the Term hereof. Real Estate Taxes shall exclude any income, excess profits, single business, inheritance, succession, transfer, franchise, capital or other tax assessments upon Landlord or Landlord's interest in the Premises.

                     (b) Tenant shall remit all payments for Real Estate Taxes directly to the taxing or assessing authority unless Landlord has paid the Real Estate Taxes to avoid interest or penalties accruing thereon, in which event the Real Estate Taxes shall be immediately due and payable to Landlord. Upon receipt of all tax bills and assessment bills attributed to any calendar year during the Term hereof, Landlord shall furnish Tenant with a copy of the tax bill or assessment bill upon receipt so as to allow Tenant to take advantage of the maximum payment discount available, if Tenant so desires. Tenant shall provide to Landlord written proof of payment of Real Estate Taxes at the time such payments are made.

                     (c) Tenant will have the right to contest, at its sole expense, the amount or validity, in whole or in part, of any tax that Tenant is required to pay, in whole or in part, by appropriate proceedings diligently conducted in good faith, only after paying such tax or posting such security that Landlord reasonably requires in order to protect the Premises against loss or forfeiture. Upon the conclusion of any such protest proceedings, Tenant will pay its share of the tax, as finally determined, in accordance with this Lease, the payment of which tax may have been deferred during the prosecution of the proceedings, together with any costs, fees, interest, penalties, or other related liabilities. Landlord will not be required to join in any contest or proceedings unless the provisions of any law or regulations then in effect require that the proceedings be brought by or in the name of Landlord. In that event, Landlord will join in the proceedings or permit them to be brought in its name; however, Landlord will not be subjected to any liability for the payment of any costs or expenses in connection with any contest or proceedings, and Tenant will indemnify Landlord against and save Landlord harmless from any costs and expenses in this regard.

           4.3 Services and Utilities.

                     (a) Landlord shall not be liable to Tenant for any interruption of utility services to the Premises not caused by Landlord, its agents, employees or contractors; provided, however (i) Landlord shall be obligated to use its best efforts to obtain the resumption of such utility services as quickly as is reasonably possible (unless such interruption of service was caused by the negligence of Tenant, or anyone acting by, through or under Tenant), and (ii) if any utility service is interrupted as a result of acts or omissions of Landlord, its agents, employees or contractors, there shall be an abatement of Rent on a per diem basis during the period that such interruption continues. Tenant shall have the right, throughout the Lease Term, to install, replace, maintain and use such additional, utility lines, conduits and facilities, and upon request by Tenant, Landlord agrees to grant to utility companies (public or private) providing said utility lines, facilities and/or service to the Premises,, perpetual, non-exclusive rights and easements to install, replace, relocate, repair, operate and maintain lines, pipes, wires, conduits and other facilities (together with the right of ingress and egress and other rights appurtenant thereto), on, under, across and within the Premises as may from time to time be necessary or desirable to supply the Premises with adequate utility service.

                     (b) Tenant shall pay for all water, gas, heat, light, power, telephone, trash disposal and other utilities and services supplied to the Premises, together with any taxes thereon.

SECTION 5
USE; COMPLIANCE WITH LAWS; MAINTENANCE AND REPAIRS

           5.1 Use of Premises. Tenant shall have the right to use the Premises for any lawful purpose. Tenant shall not commit waste on the Premises and shall not use the Premises for any unlawful or improper purpose or in violation of any certificate of occupancy or any ordinances or for any purpose which may constitute a nuisance, public or private, nor suffer any dangerous article to be brought on the Premises without permits if permits are required and unless safeguarded as required by law.

           5.2 Compliance with Laws. Tenant shall reasonably, promptly and effectively comply with all applicable and lawful statutes, regulations, rules, ordinances, orders and requirements of any public official or agency having jurisdiction in respect of the Premises and Tenant's specific use thereof (herein referred to as governmental authorities). Landlord shall promptly give notice to Tenant of any written notice in respect of the Premises from governmental authorities. Tenant may, in good faith and at its sole expense, dispute the validity of any complaint or action taken pursuant to or under color of any of the foregoing, defend against the same, and in good faith diligently conduct any necessary proceedings to prevent and avoid any adverse consequence of the same. Tenant agrees that any such contest shall be prosecuted to a final conclusion as speedily as possible, and Tenant will hold Landlord completely harmless with respect to any actions taken by any governmental authorities with respect thereto.

           5.3 Maintenance and Repairs by Tenant. Except as otherwise provided in Section 5.4 below, throughout the Term of this lease Tenant shall, at Tenant's sole cost and expense, keep the Premises and all improvements (if any) in good order, condition and repair and shall make or cause to be made all repairs to correct any damage thereto including without limitation the maintenance, repair and replacement of the plumbing system, the electrical system, the utility lines and connections to the Premises, the sprinkler mains, if any, and the heating, ventilation, and air conditioning system. Notwithstanding anything to the contrary set forth herein, in no event shall Tenant be responsible in any way for any of the following:

                     (a) Costs of repairs or other work occasioned by fire, windstorm or other insured casualty except as provided in Section 7 of the Lease.

                     (b) Costs of repairs or rebuilding necessitated by condemnation.

                     (c) Any costs, fines or penalties relating to environmental investigation or, remediation on, in or under the Premises not resulting from the acts or omissions of Tenant, its agents and contractors.

           5.4 Maintenance, Repair and Replacement by Landlord. Landlord shall be responsible for at Landlord's sole cost and expense for the maintenance, repair and replacement of any structural components including, without limitation, the roof, roof membrane, load bearing walls and floor slabs and masonry walls and foundations. Landlord shall do all acts required to comply with all applicable laws, ordinances, regulations and rules of any public authority relating to the Premises, except to the extent that the foregoing are solely a result of Tenant's use of the Premises. Landlord shall, at Landlord's sole cost and expense (and, notwithstanding any provision of this Lease to the contrary, not to be charged to Tenant under this Lease), remedy any latent defects relating to the Premises, including, without limitation, defects arising out of or relating to Landlord's Work. Landlord hereby assigns to Tenant (to the extent assignable) all warranties, if any, received by Landlord from contractors, subcontractors, suppliers, manufacturers, and for material for construction of that portion of the Premises which is the Landlord's Work but which will be Tenant's maintenance responsibility; alternatively, Landlord shall allow Tenant to enforce such warranties, if any, in Landlord's name at no cost of liability to Landlord. Landlord shall do all acts required to comply with all applicable laws, ordinances, regulations and rules of any public authority relating to the Premises, except to the extent that the foregoing are solely a result of Tenant's particular use of the Premises.

           5.5 Access; Inspection by Landlord. Landlord and its agents shall have the right at all reasonable times during the Term to enter the Premises for the purpose of inspecting same, to show the Premises to prospective purchasers and lenders, to place "For Sale" signs thereon and, during the last one hundred eighty (180) days of the Term, to show the Premises to prospective tenants and to place "For Rent" signs thereon. Landlord agrees not to interfere with Tenant's operations at the Premises during any such inspection and any signage placed on the Premises by Landlord shall not interfere with Tenant's operations at the Premises during any such inspection and any signage placed on the Premises by Landlord shall not interfere with any of Tenant's signage or displays.

SECTION 6
ALTERATIONS; LIENS; SIGNAGE

           6.1 Alterations. Tenant shall not make any structural alterations in the Premises exceeding $25,000.00 without Landlord's prior written consent, not to be unreasonably withheld or delayed. Tenant shall have the right to make interior, non-structural alterations, and structural alterations under $25,000.00, without Landlord's consent, provided such alterations are made without cost to Landlord and provided further that (a) no such alterations shall lessen the fair market value of the Premises, (b) all alterations, additions or improvements shall be constructed in a workmanlike manner, and (c) if Tenant had plans and/or drawings prepared in connection with such alterations, a set of such plans or drawings shall be provided to Landlord subsequent to the completion of such alterations.

           6.2 Liens. All persons are put on notice of the fact that the Tenant under no circumstances shall have the power to subject the interest of the Landlord in the Premises to any mechanic's or materialman's lien or liens of any kind. All persons who hereafter, during the life of this Lease, may furnish work, services or materials to the Premises upon the request or order of the Tenant or any person claiming under, by or through the Tenant, must look wholly to the interest of the Tenant and not to that of the Landlord. Tenant covenants and agrees with Landlord that Tenant will not permit or suffer to be filed or claimed against the interest of the Landlord in the Premises during the continuance of this Lease any lien or liens of any kind by any person claiming under, by, through or against the Tenant; and if any such lien is claimed or filed, it shall be the duty of the Tenant shall, without regard to the validity of such lien, within sixty (60) days after the claim of lien or suit claiming a lien has been filed, cause the Premises to be released from such claim, either through payment or through bonding with corporate surety or through deposit into court, pursuant to statute, of the necessary sums of money, or in any other way that will effect the release of the Landlord's interest in the Premises from such claim.

           6.3 Signage. Notwithstanding anything to the contrary set forth in this Lease, Tenant shall have the absolute right to install such signage on the Premises as Tenant may deem necessary or appropriate, subject to appropriate governmental approvals which Tenant shall obtain and comply with at Tenant's sole expense. Landlord agrees to fully cooperate with Tenant at Tenant's expense in filing any required signage application, permit and/or variance for said signage or with respect to the Premises generally.

SECTION 7
INSURANCE

           7.1 Types of Insurance. Tenant shall, at its own cost and expense, carry the following insurance in respect of the Premises and improvements:

                     (a) Comprehensive public liability insurance in an amount not less than $1,000,000.00 combined bodily injury and property damage liability.

                     (b) With respect to improvements (if any), insurance against loss or damage by all risks including fire and other risks covered by fire insurance with extended coverage endorsements in an amount of the full insurable replacement value of such improvements (exclusive of cost of excavation, foundation, and footings below the ground floor and without deduction for depreciation) and in amounts sufficient to prevent Landlord or Tenant from becoming a co-insurer under such policies of insurance.

           7.2 Provisions Applicable to All Insurance. With respect to all insurance required to be maintained hereunder by Tenant:

                     (a) Each such policy shall name Landlord, Tenant and any mortgagee as insured as their interests appear and shall contain a Standard Mortgagee Clause reasonably satisfactory to Landlord.

                     (b) Tenant shall, at Tenant's sole cost and expense, observe and comply with all policies of insurance in force with respect to the Premises and improvements.

                     (c) Upon Landlord's request, Tenant shall send to Landlord certificates of insurance or receipts or other evidence satisfactory to Landlord showing the payments of all premiums and other charges due thereon.

           From and after the date of the commencement of construction of Landlord's Work and through the completion of construction, Landlord shall procure, at its sole cost and expense, a builder's risk policy upon the building and the site improvements in an amount equal to the full replacement value of the building and the site improvements.

           7.3 Landlord's Right to Obtain Insurance. If Tenant shall fail to maintain any such insurance required hereunder, Landlord may, at Landlord election, after ten (10) days written notice to Tenant, procure the same and make demand for immediate payment thereof, adding the premium cost to the monthly installment of rental next due, it being hereby expressly covenanted and agreed that payment by Landlord of any such premium shall not be deemed to waive or release the obligation of Tenant to make payment thereof. Tenant's failure to either procure or maintain the insurance required hereunder or to reimburse Landlord, after thirty (30) days written notice from Landlord to Tenant, shall constitute a default by Tenant under this Lease.

           7.4 Use of Insurance Proceeds. Any insurance proceeds recovered by reason of damage to or destruction of improvements on the Premises shall be made available to Tenant and must be used to repair, restore or replace the improvements so damaged or destroyed with any excess proceeds made available to Tenant.

           7.5 Damage or Destruction. If the Premises are damaged or destroyed (partially or totally) during the Term by fire or other casualty, Tenant shall either (i) restore the Premises to substantially the same condition as existed prior to such casualty or (ii) restore the Premises in accordance with such plans and specifications as are then generally in use by Tenant for the construction of its stores. Notwithstanding anything to the contrary if such casualty occurs during the last two (2) years of the Term and the improvements on the Premises are damaged to the extent of eighty percent (80%) or more of their replacement value, then Tenant may terminate this Lease by giving written notice to Landlord within sixty (60) days of the casualty and the Lease shall terminate within thirty (30) days after Tenant's written notice, whereupon Landlord shall be entitled to all proceeds of insurance and right of recovery against insurers covering such damage. If Tenant elects to rebuild or restore the Premises, it shall proceed with reasonable speed and diligence until such repairs or restoration are completed.

           7.6 Subrogation. Landlord and Tenant shall each obtain from their respective insurers under all policies of fire, theft, public liability, workers' compensation and other insurance maintained by either of them at any time during the Term hereof insuring or covering the Premises, a waiver of all rights of subrogation which the insurer of the party might otherwise have, if at all, against the other party.

SECTION 8
EMINENT DOMAIN

           If any portion of the Premises which materially affects Tenant's ability to continue to use the remainder thereof for the purposes set forth herein, or which renders the Premises untenantable, is taken by right of eminent domain or by condemnation, or is conveyed in lieu of any such taking, then this Lease may be terminated at the option of Tenant. Such option shall be exercised by Tenant giving notice to Landlord of such termination within thirty (30) days after such taking or conveyance, whereupon this Lease shall forthwith terminate and the Rent shall be duly apportioned as of the date of such taking or conveyance. Upon such termination, Tenant shall surrender to Landlord the Premises and all of Tenant's interest therein under this Lease, and Landlord may re-enter and take possession of the Premises or remove Tenant therefrom. If any portion of the Premises is taken which does not materially affect Tenant's right to use the remainder of the Premises for the purposes set forth herein, this Lease shall continue in full force and effect, and Landlord shall promptly perform any repair or restoration work required to restore the Premises, insofar as possible, to its former condition, and the rental owing hereunder shall be adjusted, if necessary, in such just manner and proportion as the part so taken (and its effect on Tenant's ability to use the remainder of the Premises) bears to the whole. In the event of taking or conveyance as described herein, Landlord shall receive the award or consideration for the lands and improvements so taken; provided, however, that Landlord shall have no interest in any award made for Tenant's loss of business or value of its leasehold interest or for the taking of Tenant's fixtures or property, or for Tenant's relocation expenses. Landlord and Tenant shall cooperate with one another in making claims for condemnation awards.

SECTION 9
ASSIGNNIENT AND SUBLETTING; ATTORNEMENT; TENANT FINANCING

           9.1 Assignment by Landlord. At any time, Landlord may sell its interest in the Premises or assign this Lease or Landlord's reversion hereunder, either absolutely or as security for a loan, without the necessity of obtaining Tenant's consent or permission, but any such sale or assignment shall be at all times subject to this Lease and the rights of Tenant hereunder.

           9.2 Assignment and Subletting Tenant. Tenant shall have the right to assign, sublet or otherwise transfer its interest in this Lease and its rights hereunder to any entity or person, with Landlord's written consent, which shall not be unreasonably withheld, conditioned or delayed. In connection with the foregoing, the failure of Landlord to respond in writing within thirty (30) days after Tenant's request for Landlord's consent shall be deemed to constitute Landlord's approval of the proposed assignment, subletting or transfer. Notwithstanding the foregoing, Tenant may assign, sublet or otherwise transfer its interest in this Lease without Landlord's consent, written or otherwise, to any (i) parent, subsidiary or affiliate of Tenant, or to a corporation or other business entity with which Tenant may merge, amalgamate or consolidate, or (ii) entity in which the Premises is intended to be leased back by such entity to Tenant or any parent, subsidiary or affiliate of Tenant, or to a corporation or other business entity with which Tenant may merge, amalgamate or consolidate. Notwithstanding any assignment of the Lease pursuant to the preceding two (2) sentences, Tenant shall not be released from liability hereunder so long as the Lease is not modified or amended in any respect without the prior written approval of Tenant. Notwithstanding the foregoing, in the event of an assignment or other transfer, if the net worth of Tenant's assignee or transferee (or a guarantor of such assignee or transferee) exceeds Fifty Million and 00/100 Dollars ($50,000,000.00) (the "Minimum Net Worth"), Tenant shall be released of any and all further liability under this Lease and if such assignee does not have the Minimum Net Worth as of the effective date of such assignment, but such assignee or transferee (or a guarantor of such assignee or transferee) attains the Minimum Net Worth thereafter, Tenant shall be immediately and automatically released from any further liability under this Lease from and after such subsequent date. Tenant shall deliver to Landlord a copy of the document of assignment, subletting or transfer as soon as reasonably possible after the full execution thereof by both parties thereto. This Lease contains no provision restricting, purporting to restrict or referring in any manner to a change in control or change in stockholders, directors, management or organization of Tenant, or any subsidiary, affiliate or parent of Tenant or, to the issuance, sale, purchase, public offering, disposition or recapitalization of the capital stock of Tenant, or any subsidiary, affiliate or parent of Tenant.

           9.3 Attornment. Any assignee of Landlord or Tenant hereby agrees to attorn to the Tenant or Landlord, respectively, as the case may be.

           9.4 Tenant Financing. Tenant shall have the absolute right from time to time during the Term hereof and without Landlord's further approval, written or otherwise, to grant and assign a mortgage or other security interest in Tenant's interest in this Lease and all of Tenant's property located on or used in connection with the Premises to Tenant's lenders in connection with Tenant's financing arrangements. Landlord agrees to execute such confirmation certificates and other documents (except amendments to this Lease unless Landlord hereafter consents) as Tenant's lenders may reasonably request in connection with any such financing.

SECTION 10
DEFAULT AND REMEDIES

           10.1 Events of Default. If:

                     (a) Tenant shall default in the due and punctual payment of the Rent, insurance premiums, impositions or any other amounts or rents due under this Lease or any part thereof, and such default shall continue for twenty (20) days after notice thereof in writing to Tenant; or

                     (b) Tenant shall default in the performance or in compliance with any of the other covenants, agreements or conditions contained in this Lease (including any assignment or subletting in violation of Section 9.2 of this Lease) and such default shall not be cured within thirty (30) days after notice thereof in writing from Landlord to Tenant or such longer period of time if the default is not susceptible to cure within such period provided Tenant is diligently pursuing such cure; or

                     (c) Tenant shall file a petition in voluntary bankruptcy or under Chapter VII or XI of the United States Bankruptcy Code or any similar law, state or federal, whether now or hereafter existing, or an answer admitting insolvency or inability to pay its debts, or fail to obtain a vacation or stay of involuntary proceedings within ninety (90) days after the involuntary petition is filed; or

                     (d) Tenant shall be adjudicated a bankrupt, or a trustee or receiver shall be appointed for Tenant or for all of its property or the major part thereof in any involuntary proceedings, or any court shall have taken jurisdiction of the property of Tenant or the majority part thereof in any involuntary proceeding for reorganization, dissolution, liquidation or winding up of Tenant, and such trustee or receiver shall not be discharged or such jurisdiction relinquished or vacated or stayed on appeal or otherwise within ninety (90) days; or

                     (e) Tenant shall make an assignment for the benefit of its creditors;

          then and in any such event referred to in clauses (a), (b), (c), (d) or (e) above Landlord shall have the remedies with respect to the Premises as set forth below.

           10.2 Landlord's Remedies Upon Default. Upon the occurrence of an Event of Default by Tenant, then Landlord shall be entitled to the following remedies:

                     (a) Terminate this Lease by giving written notice of termination to Tenant, in which event Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to so surrender the Premises, then Landlord may, without prejudice to any other remedy it has for possession of the Premises or arrearages in rent or other damages, re-enter and take possession of the Premises without trespass and expel or remove Tenant and any other person occupying the Premises or any part thereof, in accordance with applicable law; or

                     (b) Landlord may re-enter and take possession of the Premises without terminating the Lease in accordance with applicable law, and relet the Premises and apply the Rent received to the account of Tenant. In the event Landlord so re-enters and takes possession of the Premises as set forth above, Landlord agrees to use reasonable efforts to relet the Premises for a commercially reasonable rate at the time of such reletting. No reletting by Landlord is considered to be for Landlord's own account unless Landlord has notified Tenant in writing that this Lease has been terminated. In addition, no such reletting is to be considered an acceptance of Tenant's surrender of the Premises unless Landlord so notifies Tenant in writing.

           Notwithstanding anything to the contrary set forth herein, in no event shall Landlord have the right to accelerate Rent (unless Tenant shall be more than ninety (90) days delinquent in the payment of Rent or such other amounts payable, after expiration of notice and all cure periods hereunder). In no event shall Landlord have the right to sue Tenant for any consequential, punitive or incidental damages (including, without limitation, any claims for lost profits and/or lost business opportunity). If Landlord does accelerate the Rent, then the accelerated rent shall be an amount equal to the Rent payable over the balance of the Lease Term (as if this Lease had not been terminated) less the fair rental value of the Premises for the corresponding period. The accelerated rent shall be discounted to the date payable at an annual interest rate equal to the prime rate as published from time to time in the Money Section of the Wall Street Journal, or if same is not published anymore then at the prime rate published by Citibank in Florida. Upon payment of the accelerated rent discounted to present value, Tenant shall be released from any and all further liability under this Lease.

           10.3 Mitigation of Damages. In the event that a right of action by Landlord against Tenant arises under this Lease, Landlord shall attempt to mitigate damages by using commercially reasonable efforts to seek to relet the Premises.

           10.4 Landlord's Default. The failure of Landlord to perform any covenant, condition, agreement or provision contained herein within thirty (30) days after receipt by Landlord of written notice of such failure or Landlord's breach of any representation of warranty contained herein shall constitute an "Event of Default" hereunder. Upon the occurrence and continuance of an Event of Default, Tenant may, at its option and without any obligation to do so, other than those obligation created in this document, elect any one or more of the following remedies:

                     (a) Terminate and cancel this Lease provided Landlord is in material default under this Lease and provided Tenant has delivered a second notice of such default to Landlord and to Landlord's lender (whose address Landlord shall provide to Tenant upon request) and such default remains uncured for thirty (30) days after Landlord and Landlord's lender's receipt of such notice; or

                     (b) Withhold payment or performance under the Lease until such time as such Event of Default is cured; or

                     (c) Cure such Event of Default and recover the costs thereof by an action at law or by set off against the Rent due hereunder; or

                     (d) Pursue any other remedy now or hereafter available at law or in equity in the state in which the Premises are situated.

SECTION 11
OTHER PROVISIONS

           11.1 Remedies to Be Cumulative. No remedy conferred upon or reserved to Landlord or Tenant shall be considered exclusive of any other remedy, but the same shall be cumulative and shall be in addition to every other remedy given under this Lease or now or hereafter existing at common law or by statute. Every power and remedy given Landlord or Tenant may be exercised from time to time and as often as occasion may arise or may be deemed expedient.

           11.2 Notices. All notices, requests, demands or other communications which may be or are required or permitted to be served or given hereunder (in this Section collectively called "Notices") shall be in writing and shall be sent by registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight delivery service to Tenant or to Landlord at the address set forth below. Either party may, by Notice given as aforesaid, change its address for all subsequent Notices. Notices shall be deemed given when received in accordance herewith.

If to Landlord:	TREC, LLC 800 Hartford Turnpike Shrewsburgh, MA 01545

with a copy to:	M. Robert Queler, Esq. 865 Providence Highway Dedham, Massachusetts 02026

If to Tenant:	NationsRent USA, Inc. 200 East Broward Boulevard, 21st Floor Fort Lauderdale, Florida 33301 Attn: Jorge L. Martin, Vice President of Real Estate and Construction

with a copy to:	NationsRent, Inc. 450 East Las Olas Boulevard, Suite 1400 Fort Lauderdale, Florida 33301 Attn: Joseph H. Izhakoff, Esq.

with a copy to:	Akerman, Senterfitt & Edison, P.A. 350 East Las Olas Boulevard, Suite 1600 Fort Lauderdale, Florida 33301-4200 Attn: Theresa M. McLaughlin, Esq.

           11.3 No Broker. Landlord and Tenant each warrant to the other that no broker or agent has been employed with respect to this Lease and each agrees to indemnify and hold the other harmless from any claims by any broker or agent claiming compensation in respect of this Lease alleging an agreement by Landlord or Tenant, as the case may be.

           11.4 Waiver of Jury Trial. Landlord and Tenant waive trial by jury in any action or proceeding brought by either of the parties hereto against the other or on any counterclaim in respect thereof on any matters whatsoever arising out of or in any way connected with the Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises and/or any claim of injury or damage under this Lease.

           11.5 No Partnership. Landlord shall not be construed or held to be a partner or associate of Tenant in the conduct of Tenant's business, it being expressly understood and agreed that the relationship between the parties hereto is and shall at all times remain, during the lease term, that of Landlord and Tenant.

           11.6 Non-Waiver. No failure by Landlord or Tenant to insist upon the performance off any covenant, agreement, provision or condition of this Lease or to exercise any right or remedy, consequent upon a default hereunder, and no acceptance of full or partial rent during the continuance of any such default, shall constitute a waiver of any such default or of such covenant, agreement, provision, or condition. No waiver of any default shall affect or alter this Lease, but each and every covenant, agreement, provision and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent default hereunder.

           11.7 Gender and Number. Words of any gender used in this Lease shall be held to include another gender and words in the singular number shall be held to include the plural and words in the plural shall be held to include the singular, when the sense requires.

           11.8 Captions. The captions, titles and article, section or paragraph headings are inserted only for convenience and they are in no way to be construed as a part of this Lease or as a limitation on the scope of the particular provisions to which they refer.

           11.9 Governing Law. This Lease is made pursuant to, and shall be governed by, and construed in accordance with, the laws of the State in which the Premises are located.

           11.10 Successors and Assigns. The covenants, conditions and agreements in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise provided in this Lease, their respective heirs, devisees, executors, administrators, legal representatives, distributees, successors and assigns.

           11.11 Amendment. Any agreement hereafter made shall be ineffective to change, modify or discharge this Lease in whole or in part unless such agreement is in writing and signed by the party against whom enforcement of the change, modification or discharge is sought.

           11.12 Short Form Lease. The parties agree to execute a short form Memorandum of Lease in the form of Exhibit "D" attached hereto for recording containing the names of the parties, a description of the Premises, the Term of the Lease and such other provisions as the parties may deem appropriate.

           11.13 Lien. Landlord hereby waives any statutory or common law rights it may have ;ranting Landlord a lien or the right to foreclose on any property of Tenant, including without limitation, any of Tenant's personal property and/or the tenant improvements installed in the Premises by Tenant.

           11.14 Representations and Warranties. Notwithstanding anything in this Lease to the contrary, Landlord represents and warrants to Tenant that no mortgages, deeds of trusts or liens or encumbrances of any nature presently encumber Landlord's title to the Premises except as set forth on Exhibit "E", attached hereto and incorporated herein by this reference; that none of said encumbrances shall prohibit or impede the use of the Premises as contemplated herein or create any financial obligation on the part of Tenant except as expressly set forth herein; that Landlord has the full right, power and authority to enter into this Lease and make the agreements contained herein on its part to be performed; that the execution, delivery and performance of this Lease has been duly authorized by Landlord; that the Lease constitutes the valid and binding obligation of Landlord, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforceability of creditors rights generally and the application of equitable principles affecting the availability of remedies in the nature of specific enforcement; that the making of this Lease and the performance thereof will not violate any present zoning laws or ordinances of which Landlord has knowledge or the terms or provisions of any mortgage, lease or other agreement to which Landlord is a party or under which Landlord is otherwise bound, or which restricts Landlord in any way with respect to the use or disposition of the Premises; that Landlord has no knowledge of any pending zoning changes, moratorium, road widening or construction affecting the Premises; that the Premises are presently in compliance with any and all applicable laws, including without limitation any laws pertaining to Hazardous Materials (defined below) and Environmental Laws (defined below) and the Americans With Disabilities Act of 1990; that the Premises will be kept in compliance by Landlord, at its cost, with all applicable laws and regulations enacted from and after the date of this Lease except when compliance is required solely as a result of Tenant's use of the Premises; that the Premises are presently zoned to permit the operation of the Premises as contemplated in this Lease; that the Premises are free from defects, have been maintained in accordance with normal industry practice and are in good operating condition and repair and are suitable for the purposes for which they are presently used; and that the Premises presently include full legal access to one or more dedicated public rights-of-way.

           11.15 Subordination and Attornment. This Lease shall be subordinate to any mortgage or deed of trust (now or hereafter placed upon the Premises), and to any and all advances made under any mortgage or deed of trust and to all renewals, modifications, consolidations, replacements and extensions thereof. Tenant agrees to execute such documents as may be further required to evidence such subordination or to make this Lease prior to the lien of any mortgage or deed of trust, as the case may be, subject to the following sentence. Notwithstanding the foregoing, Tenant shall only be obligated to subordinate its leasehold interest to any mortgage, deed of trust, or ground lease now or hereafter placed upon the Premises if the holder of such mortgage or deed of trust or the Landlord under such ground lease delivers to Tenant a non-disturbance agreement substantially in accordance with the form attached hereto as Exhibit "F" (the "Non-Disturbance Agreement"). Upon the mutual execution of this Lease, Landlord shall deliver to Tenant a Non-Disturbance Agreement executed by Landlord and any present lender having a deed of trust or mortgage on the Premises.

           11.16 Hazardous Materials. Tenant shall not do anything throughout the Term of this Lease and any extension thereof that will violate any Environmental Laws (defined below). Tenant shall indemnify, defend and hold harmless Landlord, its directors, officers, employees, and agents and assignees or successors to Landlord's interest in the Premises, their directors, officers, employees, and agents from and against any and all losses, claims, suits, damages, judgments, penalties and liability including, without limitation, (i) all out-of-pocket litigation costs and reasonable attorneys' fees, (ii) all damages (including consequential damages), directly or indirectly arising out of the presence, use, generation, storage, release or threatened release or disposal of Hazardous Materials on, under or in the Premises after the Lease Commencement Date by or due to the acts or omissions of Tenant or its agents and contractors, and (iii) the cost of and the obligation to perform any required or necessary repair, clean-up, investigation, removal, remediation or abatement, and the preparation of any closure or other required plans, whether such action is required or necessary following the Lease Commencement Date to the full extent that such action is attributable, directly or indirectly, to the presence, use, generation, storage, release or threatened release or disposal of Hazardous Materials on, under or in the Premises due to the acts or omissions of Tenant or its agents and contractors. This indemnification obligation of Tenant does not extend to any repair, clean-up, investigation, removal, remediation or abatement of Hazardous Materials (i) which were present on, under or in the Premises before or on the Lease Commencement Date or (ii) for which Landlord is otherwise obligated to indemnify Tenant pursuant to this Paragraph 11.16.

           Landlord shall indemnify, defend and hold harmless Tenant, its directors, officers, employees, and agents, and any assignees, subtenants or successors to Tenant's interest in the Premises, their directors, officers, employees, and agents, from and against any and all losses, claims, suits, damages, judgments, penalties, and liability including, without limitation, all (i) out-of-pocket litigation costs and reasonable attorneys' fees, (ii) all damages (including consequential damages), directly or indirectly arising out of the presence, use, generation, storage, release, threatened release or disposal of Hazardous Materials on, under or in the Premises before or after the Lease Commencement Date by or due to the actions or omissions of any person other than Tenant or its agents and contractors, and (iii) the cost of and the obligation to perform any required or necessary repair, clean-up, investigation, removal, remediation or abatement and the preparation of any closure or other required plans, whether such action is required or necessary prior to or following the Lease Commencement Date, to the full extent that such action is attributable, directly or indirectly, to the presence, use, generation, storage, release, threatened release, or disposal of Hazardous Materials on, under or in the Premises due to the actions or omissions of any person other than Tenant or its agents and contractors.

           For the purpose of this Paragraph 11.16, Hazardous Materials shall include but not be limited to substances defined as "hazardous substances," "hazardous materials," or "toxic substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq.; the common law; and any and all state, local or federal laws, rules, regulations and orders pertaining to environmental, public health or welfare matters, as the same may be amended or supplemented from time to time (collectively, the "Environmental Laws"). Any terms mentioned in this Lease which are defined in any applicable Environmental Laws shall have the meanings ascribed to such terms in such laws, provided, however, that if any such laws are amended so as to broaden any term defined therein, such broader meaning shall apply subsequent to the effective date of such amendment.

           In the event any clean-up, investigation, removal, remediation, abatement, or other similar action on, in or under the Premises is required by any governmental or quasi-governmental agency as a result of the actions or omissions of any party other than Tenant or its agents, contractors or invitees before or after the Lease Commencement Date and such action requires that Tenant be closed for business for greater than a twenty four (24) hour period, or if access to the Premises as a result of such action is materially adversely affected for a period in excess of twenty four (24) hours, then Tenant's rental and other payment obligations under this Lease shall be abated entirely during the period beyond the twenty four (24) hours that Tenant is required to be closed for business or abated in proportion to the part required to be closed (and its effect on Tenant's ability to use the remainder of the Premises) bears to the whole. Moreover, if Tenant is required to be closed for business during such remediation for a period of one hundred and eighty (180) consecutive days, then Tenant shall have the right to terminate this Lease upon thirty (30) days prior written notice, whereupon the parties shall be relieved from any and all liability hereunder except for the environmental indemnity and other indemnities in this Lease that specifically survive the termination or expiration of this Lease. Should Tenant not be required to close its business during such remediation then Tenant shall not have the right to terminate this Lease due to such remediation.

           The provisions of this Paragraph 11.16 shall survive the expiration or sooner termination of this Lease.

           11.17 Permitted Operations. In the event Tenant reasonably determines at any time that (a) applicable governmental regulations prohibit the use of the Premises for the operation of an equipment rental, leasing and sales facility and any related uses including, but not limited to, the business of renting, selling, leasing, distributing, storing (indoor and outdoor), servicing or repairing new or used equipment, spare parts and related supplies to industrial, manufacturing and construction customers and related general office use, or (b) Tenant's access, visibility or parking has been adversely affected, Tenant shall have the right, but not the obligation, to terminate this Lease upon thirty (30) days written notice to Landlord and have no further liability upon payment to Landlord of all rent prorated through the date of termination. Notwithstanding above, if Landlord has commenced to cure either of the above defaults within thirty (30) days after Tenant's notice of termination and is diligently pursuing the same and concludes such cure not later than ninety (90) days after Tenant's notice of termination, then in such event Tenant's notice of termination shall be deemed null and void.

           11.18 Attorney's Fees. In the event that at any time during the Term of this Lease either Landlord or Tenant shall institute any action or proceeding against the other relating to the provisions of this Lease, or any default hereunder, the unsuccessful party in such action or proceeding agrees to reimburse the successful party for the reasonable expenses of attorney's fees and paralegal fees and disbursements incurred therein by the successful party. Such reimbursement shall include all legal expenses incurred prior to trial, at trial and at all levels of appeal and post judgment proceedings.

           11.19 Counterparts. This Lease may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. A telecopy signature of any party shall be considered to have the same binding legal effect as an original signature.

           11.20 Landlord's Deliveries. No less than ten (10) days prior to the Effective Date, Landlord has, to the extent in Landlord's possession or control, delivered to Tenant for inspection and review, all of the Landlord's Deliveries described on Exhibit "G" attached hereto and by this reference made a part hereof (the "Landlord's Deliveries").

           11.21 Entire Agreement. This Lease contains all of the agreements of the parties hereto with respect to matters covered or mentioned herein and no prior agreement, letters, representations, warranties, promises or understandings pertaining to such matters shall be effective for any such purpose.

           11.22 Time. Time shall be of the essence in interpreting the provisions of this Lease.

SECTION 12
TENANT'S OPTION TO PURCHASE

           Provided Tenant is not in default beyond all notice and applicable cure periods hereunder, Tenant shall have the right to purchase the Premises at any time during the Term, including any Extension Term, of this Lease upon giving notice in writing to Landlord (the "Purchase Notice") at least ninety (90) days prior to the expiration of the initial Term or any Extension Term hereof of Tenant's intention to purchase the Premises. If Tenant exercises this Option to Purchase, then Tenant shall purchase and Landlord shall sell the Premises upon the terms and conditions set forth on the Terms for Sale and Purchase attached hereto as Exhibit "H" (the "Purchase Terms"). Upon the closing of title pursuant to the above-mentioned Purchase Terms, this Lease shall terminate and end. The purchase price for the Premises ("Purchase Price") shall be determined by agreement of the Landlord and Tenant, or, if the Landlord and Tenant fail to reach an agreement within fifteen (15) days of the Tenant's Purchase Notice, then by the procedure set forth on the Purchase Terms. The option to purchase shall expire without notice upon the termination of this Lease unless the option was exercised prior to such termination, provided that this option to purchase shall continue after any amendment, continuation or reinstatement of this Lease.

SECTION 13
RIGHT OF FIRST REFUSAL

           If during the Term, including any Extension Term, of this Lease, Landlord shall have received a bona fide arm's length offer to purchase the Premises which is acceptable to Landlord (the "Offer") from any third party (the "Transferee"), Landlord shall send a notice (herein referred to as the "Transfer Notice") to Tenant. The Transfer Notice shall set forth the exact terms of the Offer so received, together with a copy of the Offer, and shall state the desire of Landlord to sell the Premises on such terms and conditions. Thereafter, Tenant shall have the right and option to purchase the Premises at the price and upon the terms and conditions specified in the Offer, provided that Tenant is not in material default of this Lease beyond all applicable notice and cure periods hereunder.

           If Tenant desires to exercise its option, it shall give notice (the "Counter Notice") to that effect to Landlord within twenty (20) days after receipt of the Transfer Notice. Such Counter Notice shall be accompanied by a letter acknowledging Tenant's agreement to be bound by the terms and conditions of the Offer. Such Counter Notice shall set forth a date not later than sixty (60) days from the service of the Counter Notice on which the closing shall be held. The Tenant's failure to give a timely Counter Notice (or notice of its refusal to purchase) shall be deemed a waiver of its option to purchase the Premises pursuant to the Offer, but shall not be deemed a waiver of its option to purchase the Premises pursuant to any modification to the Offer or any future offers. Tenant's rights under this Section 13 are assignable to any person or entity which is or would be a permitted assignee pursuant to Section 9 hereof. Tenant's failure to, or its election not to, exercise its right of first refusal hereunder shall not affect the continued enforceability of the option to purchase provided in Section 12 hereof.

[Signature Pages Follow]

           IN WITNESS WHEREOF, on the day and year first above written, Landlord and Tenant have duly executed this Lease under seal as their free act and deed.

Witnesses: Print Name: Print Name:	LANDLORD: TREC, LLC, a Massachusetts limited liability company By: Name: Bryan T. Rich Title: Manager

STATE OF ________________ COUNTY OF _______________	) ) )	ss:

The foregoing instrument was acknowledged before me this _____ day of ___________2000, by Bryan T. Rich, the Manager of TREC, LLC, a Massachusetts limited liability company. He is personally known to me or has produced __________________________(type of identification) as identification.

Notary Public Print Name: Commission No.: My Commission Expires on:

Witnesses: Print Name: Print Name:	TENANT: NATIONSRENT USA, INC., a Delaware corporation By: Name: Title:

STATE OF ________________ COUNTY OF _______________	) ) )	ss:

The foregoing instrument was acknowledged before me this _____ day of ___________2000, by _____________, as __________ of NATIONSRENT USA, INC., a Delaware corporation, on behalf of the corporation. He/she is personally known to me or has produced ____________(type of identification) as identification.

Notary Public Print Name: Commission No.: My Commission Expires on:

GUARANTY

           NATIONSRENT, INC., a Delaware corporation (hereinafter "Guarantor"), hereby guarantees to TREC, LLC, a Massachusetts limited liability company ("Landlord"): (i) the full and punctual payment by NATIONSRENT USA, INC., a Delaware corporation ("Tenant"), its successors and assigns of all rent and all other monetary obligations required to be paid by Tenant under the foregoing Lease Agreement (the "Lease") by and between Landlord and Tenant; and (ii) the performance and observance by Tenant of all terms, covenants and conditions to be performed or observed by Tenant pursuant to the Lease. Guarantor hereby waives demand, protest and notice of any indulgences or extensions granted to Tenant, provided, however, that Guarantor shall be furnished with a duplicate copy of any notice of default or termination of the Lease to which Tenant is entitled or which is served upon Tenant at the time the same is sent to or served upon Tenant. Guarantor shall be granted ten (10) days following receipt of written notice of any monetary defaults and Guarantor shall be granted thirty (30) days following receipt of written notice of non-monetary defaults, to correct or remedy such defaults or cause such default to be corrected or remedied on behalf of Tenant (provided, however, that if any non-monetary default by Tenant cannot reasonably be remedied within thirty (30) days after written notice of such non-monetary default, then Guarantor shall have such additional time as shall be reasonably necessary to remedy such non-monetary default; further provided, however, that Guarantor shall pursue cure within the thirty (30) day period and shall be diligently prosecuting such cure to completion). For purposes of providing Guarantor with written notice hereunder, Guarantor shall be given a separate notice at the address of Tenant as provided for in Section 11.2 of the Lease.

NATIONSRENT, INC., a Delaware corporation By: Name: Title: Date: